Exhibit 14.1

FORTEM RESOURCES INC.

(the “Company”)

Code of Ethics and Business Conduct

For DIRECTORS, SENIOR OFFICERS AND EMPLOYEES OF THE COMPANY

(the “Code”)

This Code applies to the Chief Executive Officer, President, Chief Financial Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller, any Presidents of business units/divisions, any Vice-Presidents, any Executive Vice-Presidents, and persons performing similar functions (collectively, the “Senior Officers”) along with all directors and employees within the Company and its subsidiaries (the Senior Officers, directors and employees are hereinafter collectively referred to as the “Covered Persons”). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Covered Persons of the Company. All Covered Persons should conduct themselves accordingly and seek to avoid the appearance of improper behaviour in any way relating to the Company.

Any Covered Person who has any questions about the Code should consult with the Chief Executive Officer, the President, the Company’s board of directors (the “Board”) or the Company’s audit committee (the “Audit Committee”).

The Company has adopted the Code for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

●	compliance with applicable governmental laws, rules and regulations;

●	the protection of Company assets, including corporate opportunities and confidential information;

●	fair dealing practices;

●	the prompt internal reporting of violations of the Code; and

●	accountability for adherence to the Code.

All Covered Persons are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below.

honest and ethical conduct

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

Each Covered Person must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when a Covered Person (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a Covered Person (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

Loans by the Company to, or guarantees by the Company of obligations of, a Covered Person or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any Senior Officer or their family members are expressly prohibited.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided.

Specifically, each Covered Person must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of information when required or consistent with the Company’s policies;

●	avoid violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships;

●	disclose to the Board or the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Company;

●	obtain approval from the Board or Audit Committee before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;

●	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies;

●	maintain a high standard of accuracy and completeness in the Company’s financial records;

●	ensure full, fair, timely, accurate and understandable disclosure in the Company’s periodic reports;

●	report any violations of the Code to the Board or Audit Committee;

●	proactively promote ethical behaviour among peers in his or her work environment; and

●	maintain the skills appropriate and necessary for the performance of his or her duties.

Disclosure of COMPANY information

As a result of the Company’s status as a public company, it is required to file periodic and other reports with the SEC. The Company takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company. All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies, on behalf of the Company or contained in other public communications made by the Company must comply with all applicable securities laws and SEC rules and must be complete and correct in all material respects and understandable to the intended recipient.

The Senior Officers, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the book” funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. The Senior Officers involved in the preparation of the Company’s financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors. All Covered Persons must cooperate fully with the Company’s accounting and internal audit personnel as well as the Company’s independent public accountants and legal counsel.

Specifically, each Senior Officer must:

●	be familiar and comply with the disclosure requirements generally applicable to the Company and the Company’s disclosure controls and procedures and its internal control over financial reporting;

●	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure;

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

●	to the extent that he or she participates in the creation of the Company’s books and records, promote the accuracy, fairness and timeliness of those records; and

●	in relation to his or her area of responsibility, properly review and critically analyse proposed disclosure for accuracy and completeness.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Covered Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

All assets of the Company should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately. The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

All Covered Persons owe a duty to the Company to advance its interests when the opportunity arises. Covered Persons are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Covered Persons may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no Covered Person may compete with the Company.

CONFIDENTIAL INFORMATION

Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company of its customers, suppliers, joint venture partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by a Senior Officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Company from non-employees, such as financial analysts and journalists, should be directed to the Board or the Audit Committee. The Company’s policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Covered Person should refer the representative to the Board or the Audit Committee. Covered Person also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

FAIR DEALING

Each Covered Person must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No Covered Person may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

Compliance with laws

The Covered Persons must respect, obey and comply with all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Company.

Covered Persons who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in the Company’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Covered Persons also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Company’s stock or other securities.

Furthermore, if, during the course of a Covered Person’s service with the Company, he or she acquires material nonpublic information about another company, such as one of the Company’s customers or suppliers, or the Covered Person learns that the Company is planning a major transaction with another company (such as an acquisition), the Covered Person is restricted from trading in the securities of the other company.

Reporting actual and potential violations of the code and Accountability for compliance with the code

The Company, through the Board or the Audit Committee, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. This Code is not intended to provide a comprehensive guideline for Covered Persons in relation to their business activities with the Company. Any Covered Person may seek clarification on the application of this Code from the Board or the Audit Committee.

Each Covered Person must:

●	notify the Company of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

●	not retaliate, directly or indirectly, or encourage others to do so, against any other Covered Person for reports, made in good faith, of any misconduct or violations of the Code solely because that Covered Person raised a legitimate ethical issue.

The Board or the Audit Committee will take all action it considers appropriate to investigate any breach of the Code reported to it. All Covered Persons are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board or the Audit Committee determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company’s counsel if warranted, up to and including termination of employment. Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending Covered Person involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

Compliance with the Code may be monitored by audits performed by the Board, Audit Committee, the Company’s counsel and/or by the Company’s outside auditors. All Covered Persons are required to cooperate fully with any such audits and to provide truthful and accurate information.

Any waiver of this Code for any Covered Person may be made only by the Board or the Audit Committee and will be promptly disclosed to stockholders and others, as required by applicable law. The Company must disclose changes to and waivers of the Code in accordance with applicable law.

Acknowledgment of Receipt and Review

To be signed and returned to the Chief Financial Officer.

I, _______________________, acknowledge that I have received and read a copy of Fortem Resources Inc.’s Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Financial Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]